                                                                    EXHIBIT 10.1




                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated July 19, 1999, between Webhire, Inc., a Delaware corporation (formerly Restrac, Inc., the "Company"), and SOFTBANK Capital Partners LP, a Delaware limited partnership, and fund affiliates ("SOFTBANK").

1.  PURCHASE AND SALE

                  (a) Upon the terms and subject to the conditions of this Agreement, SOFTBANK will purchase, and the Company will issue and sell to SOFTBANK, 3,960,396 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") for purchase price of $5.05 per share on the third business day following the date on which the conditions under Sections 4(c) and 5(c) have been satisfied, or such other date as the parties may mutually agree (the "Closing Date").

                  (b) On the Closing Date, the Company shall deliver to SOFTBANK stock certificates representing the Shares against payment to the Company by wire transfer of the aggregate purchase price of $20 million to an account designated by the Company.

2.  REPRESENTATIONS AND COVENANTS OF THE COMPANY

                  The Company represents and warrants to, and covenants and agrees with, SOFTBANK as follows:

                  (a) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business as presently conducted. The Company is duly qualified in good standing to do business in Massachusetts, and there is no other jurisdiction in which the failure to so qualify would have a material adverse effect on its business or operations.

                  (b) CAPITALIZATION. As of the date hereof, the Company has an authorized capital stock consisting of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of July 16, 1999, there were 10,401,549 shares of Common Stock, options for 1,562,777 shares of Common Stock, a warrant for 114,659 shares of Common Stock and no shares of preferred stock outstanding. Except as set forth on Schedule 2(b), there are no options, warrants or commitments of any kind relating to the capital stock of the Company, including any preemptive or other rights to purchase the Shares.

                  (c) THE SHARES. When issued and delivered in accordance with the terms of this Agreement, the Shares will be duly and validly authorized and issued, fully paid and non-assessable.

                  (d) EXCHANGE ACT REPORTS. The Company's reports on Form 10-K for the year ended September 30, 1998, Forms 10-Q for the quarters ended December 31, 1998 and March 31, 1999, and proxy statement for the stockholders meeting on March 17, 1999, complied with the requirements of the Securities Exchange Act of 1934 and did not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (e) FINANCIAL STATEMENTS. The audited consolidated balance sheets of the Company as of September 30, 1997 and 1998, and the unaudited consolidated balance sheet as of March 31, 1999, and the related statements of earnings for each of the fiscal periods then ended, fairly present the financial position of the Company as of such dates and the results of its operations for the periods then ended in accordance with U.S. generally accepted accounting principles applied on a consistent basis, subject in the case of the interim financial statements to normal year-end adjustments and the absence of footnotes. Since March 31, 1999, there has not been any material adverse change in the financial position or the earnings or operations of the Company that has not been publicly disclosed.

                  (f) INTELLECTUAL PROPERTY. Schedule 2(f) contains a list of all material patents, trademarks, trade names and copyrights used by the Company in the conduct of its business. To the best of the Company's knowledge, the Company has the valid and enforceable right to use each of such patents, trademarks, trade names and copyrights and such use in the conduct of its business does not conflict with valid rights of others.

                   (g) YEAR 2000. The Company has taken all actions necessary and adequate to ensure that all computer software and data processing devices
(i) used by the Company in its management information systems, or (ii) utilized in or by any Company products or services, including any Company products sold and/or installed prior to the date hereof, are presently or will become "Year 2000 Compliant" and the Company will not incur costs associated with ensuring such Year 2000 Compliance in an amount that would reasonably likely be more than $250,000. "Year 2000 Compliant" means that the computer software or data processing devices accurately process and store date/time data (including, but not limited to calculating, comparing, displaying, recording and sequencing operations involving date/time data) during the twenty-first century and the years 1999 and 2000, including correct processing of leap year data; PROVIDED, HOWEVER, that the Company makes no representations regarding any hardware or operating systems on which its products operate, any third party products that may operate within the Company's products or any public or common carrier networks.

                  (h) COMPLIANCE. To the best of the Company's knowledge, the Company (i) has complied in all material respects with all federal, state, local and foreign laws, regulations and orders applicable to its business, and (ii) has obtained all federal, state, local and foreign governmental licenses, registrations and permits necessary for the conduct of its business, and such licenses, registrations and permits are in full force and effect.

                  (i) NO CONFLICT. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder will not (i) violate or be in conflict with provisions of any law, rule or regulation, any order, judgment or award of any court or other agency of government or arbitrator, or any provision of the Certificate of Incorporation or By-Laws of the Company,
(ii) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any indenture, agreement, lease or other instrument to which the Company is a party or by which it or any of its properties is bound, or (iii) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties or assets.

                  (j) NO CONSENTS. Assuming the accuracy of SOFTBANK's representations and warranties in Section 3(d), no consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of the Company is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or early termination of the applicable waiting period under the HSR Act; and (ii) obtaining shareholder approval.

                  (k) LITIGATION. There is no litigation or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or its properties or business, which is likely to have a material adverse effect on the financial condition, business or operations of the Company, or which seeks to prevent the consummation of the transactions contemplated by this Agreement.

                  (l) FINDERS. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement other than fees which may be due to Bank of

America Securities and Adams, Harkness & Hill, which will be paid by the Company.

3.       REPRESENTATIONS OF SOFTBANK

                  SOFTBANK represents and warrants to the Company as follows:

                  (a) ORGANIZATION. SOFTBANK is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into and perform this Agreement.

                  (b) NO CONSENTS. No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity on the part of SOFTBANK is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing required by the HSR Act, and the expiration or early termination of the applicable waiting period under the HSR Act.

                  (c) FINDERS. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, SOFTBANK who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

                  (d) INVESTMENT. SOFTBANK is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933 (the "1933 Act"), and is acquiring the Shares for its own account for investment and not with a view to resale or distribution.

                  (e) ACCESS TO INFORMATION. SOFTBANK has received all the information it requested from the Company in determining whether to purchase the Shares. It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Shares and the business, properties, prospects and final condition of the Company.

4.       CONDITIONS TO OBLIGATIONS OF SOFTBANK

                  The obligations of SOFTBANK to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

                  (b) All representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and the Company shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) The waiting period under the HSR Act applicable to the sale of the Shares shall have expired or been terminated and the Company shall have obtained shareholder approval.

                  (d) SOFTBANK shall have received from Goodwin, Procter & Hoar, LLP, counsel to the Company, an opinion, dated as of the Closing Date, addressed to SOFTBANK with respect to such matters as SOFTBANK shall have reasonably requested.

                  (e) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to SOFTBANK, and SOFTBANK shall have been furnished with such instruments and documents as such counsel shall have reasonably requested.

5.       CONDITIONS TO OBLIGATIONS OF THE COMPANY

                  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.

                  (b) All representations and warranties of SOFTBANK contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and SOFTBANK shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) The waiting period under the HSR Act applicable to the sale of the Shares shall have expired or been terminated and the Company shall have obtained shareholder approval.

6.       BOARD OF DIRECTORS

                  SOFTBANK shall be entitled to appoint two members of the Company's Board of Directors on the Closing Date. For so long as it owns at least 10% of the Company's outstanding Common Stock, SOFTBANK shall be entitled to nominate one director each time a class of directors in which one of its representatives serves is subject to election. One of the SOFTBANK directors shall be entitled to serve as a member of the audit and compensation committees of the Board and both shall have access to any information available to any other director. The Company shall reimburse all reasonable expenses incurred by the

SOFTBANK directors relating to attendance at Board and Board committee meetings and other activities on behalf of the Company.

7.       TRANSFER

                  (a) TRANSFER RESTRICTIONS. SOFTBANK will not make any disposition of any of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 7(a), and:

                  (i) There is then in effect a registration statement under the 1933 Act hereof covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (ii) (A) SOFTBANK shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, SOFTBANK shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration under the 1933 Act;

PROVIDED, HOWEVER, the conditions in clause (i) and (ii) of this Section 7(a) shall not apply to any transfer by SOFTBANK to any entity that controls, is controlled by, or under common control with, SOFTBANK and is not an operating company.
                  (b) LEGEND. SOFTBANK understands that the certificates evidencing the Shares may bear the following legend:

         "These securities have not been registered under the Securities Act of 1933, as amended. Except as otherwise provided in the Stock Purchase Agreement, dated July 19, 1999, they may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required."

8.       REGISTRATION RIGHTS

                  (a) DEMAND REGISTRATION. Commencing one year after the Closing Date, SOFTBANK may make up to two requests, in writing, that the Company use its best efforts to effect, as expeditiously as possible, the registration of any or all of the Shares then held by SOFTBANK on a registration statement on Form S-3 (or any successor form); PROVIDED, HOWEVER, that the Company shall only be obligated to effect two such registrations under this Section 8(a). The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a registration pursuant to this Section 8(a) if the Company's board of directors determines that such registration could reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction. The Company shall not be obligated to effect any registration under this Section 8(a) within 90 days after the completion of any underwritten public offering of its stock.

                  (b) "PIGGY-BACK" REGISTRATION. If the Company prepares to file a registration statement under the 1933 Act in connection with the public offering of the Company's common equity securities (including any registration for other shareholders) the Company shall so notify SOFTBANK and SOFTBANK may have any or all of its Shares so included in such registration. Notwithstanding any other provision of this Section 8(b), if the representative of the underwriters managing such offering advises the Company in writing that the number of shares of Common Stock proposed to be sold in any such offering or sale is greater than the number of shares which the representative believes feasible to sell at that time at the price and upon the terms approved by the Company, there shall be included in such registration and underwriting (i) first, the number of securities proposed to be sold by the Company and (ii) second, the number of shares to be included in the registration and underwriting by selling stockholders on a pro rata basis based upon the number of shares that each of such stockholders desires to register.

                  (c) EXPENSES OF REGISTRATION. Except for underwriting discounts and commissions applicable to SOFTBANK's Shares, the Company shall be responsible for all expenses in connection with any registration of Shares hereunder, including, without limitation, all registration, filing, qualification, printers and accounting expenses, and fees and disbursements of both counsel for the Company and counsel for SOFTBANK.

                  (d) INDEMNIFICATION. With respect to any registration pursuant to this Section 8, the Company will provide customary indemnification for SOFTBANK and any underwriter of Shares sold by SOFTBANK (and any of their directors, officers and controlling persons) and SOFTBANK's right to participate in any underwritten offering will be subject to its execution of a customary underwriting agreement.

                  (e) ASSIGNMENT OF REGISTRATION RIGHTS. The rights pursuant to this Section 8 may be assigned by SOFTBANK together with any transfer of Shares, provided the transfer complies with the applicable terms of this Agreement. As used in this Section 8, the term SOFTBANK includes any such assignee.

                  (f) RESTRICTION ON SALES. During the period beginning 10 days prior to and ending 180 days after the effective date of a registration statement of the Company filed under the 1933 Act and relating to an underwritten offering by the Company, SOFTBANK shall not, to the extent requested by the Company and any managing underwriter of such offering, directly or indirectly, sell, offer or contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to its affiliates or pursuant to gifts to donees who agree to be similarly bound) any Shares at any time during such period except Shares covered by such registration statement.

9.       PREEMPTIVE RIGHTS

                  For so long as SOFTBANK holds 10% or more of the Company's outstanding common stock, the Company will give SOFTBANK notice each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (other than in a transaction exempt from this Section 9 in the following paragraph). Within 30 days of receiving such notice, SOFTBANK may agree to purchase or obtain, at the same price and on the same terms as such offer, up to that portion of such securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by SOFTBANK bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities then outstanding).

                  The preemptive rights in this Section 9 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to a stock option or grant plan or similar benefit program or arrangement approved by the Board of Directors,
(ii) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof, or as a result of any reclassification, stock split or stock dividend on Shares outstanding on the date hereof, or (iv) to the issuance of securities to a strategic partner, a lender in connection with credit arrangements, financing or similar transactions or in connection with an underwritten offering.

10.      BUSINESS VENTURES

                  In the event the Company proposes to enter into (a) a joint venture for operations in the United Kingdom, Continental Europe or Japan, or
(b) a business transaction with any competitor of SOFTBANK's affiliate ZDNet, in each case it will so notify SOFTBANK and afford SOFTBANK or one of its affiliates the opportunity to itself participate in the venture or transaction on terms and conditions mutually acceptable to both parties.

11.      STANDSTILL AGREEMENT

                  SOFTBANK and its affiliates shall not, directly or indirectly,
(a) acquire beneficial ownership of any Common Stock of the Company or securities convertible into or exchangeable for Common Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders generally), or (b) authorize or make a tender, exchange or other offer that would result in such an acquisition, if the effect of such acquisition would be to increase SOFTBANK's ownership to a level above 40% of the outstanding Common Stock. SOFTBANK further agrees that: (a) except by virtue of its representation on the Board of Directors of the Company, it will not act, alone or in concert with others, to seek to affect or influence the Board of Directors or the control of the management of the Company or the businesses, operations, affairs, financial matters or policies of the Company, (b) it will not initiate or propose any stockholder proposal or action or make, or in any way participate in or encourage, directly or indirectly, any "solicitation" of "proxies" to vote or written consents, or seek to influence any person or entity with respect to the voting of or consenting with respect any of the Company's voting securities, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as in effect on the date hereof) in any election contest with respect to the election or removal of any of the Company's directors or in opposition to the recommendation of the majority of the directors of the Company with respect to any other matter; or (c) join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of the Company's voting securities, or, otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

12.      CONFIDENTIALITY

                  SOFTBANK will treat and hold as confidential any and all information relating to the business and affairs of the Company furnished to it pursuant to this Agreement and not generally known or available to the public (other than as a result of breach of this Agreement) and shall refrain from using any of such information or trading in the Company's securities on the basis thereof except in connection with this Agreement or as compelled by judicial or administrative process or by requirement of law. SOFTBANK acknowledges that the Company would be irreparably damaged if such confidential information were disclosed to or utilized by or on behalf of persons other than SOFTBANK, the Company or their respective affiliates.

13.      MISCELLANEOUS

                  (a) FEES AND EXPENSES. Each party shall pay its own expenses incurred in connection with its execution, delivery and performance of this Agreement, except that if the Closing is effected, the Company shall reimburse SOFTBANK for the reasonable fees and expenses of SOFTBANK's counsel.

                  (b) SURVIVAL AND TERMINATION. All representations and warranties made herein shall survive for two years after the Closing Date and shall continue in full force and effect after delivery of and payment for the Shares. All covenants and agreements herein shall survive until the earlier of five years after the Closing Date or when SOFTBANK ceases to hold at least 10% of the Company's outstanding Common Stock; PROVIDED, HOWEVER, the covenants in Sections 6, 9 and 10 shall terminate upon the sale of all or substantially all of the assets or outstanding capital stock of the Company or any merger or reorganization including the Company and as a result of which the holders of the Company's outstanding Common Stock immediately prior to such transaction do not hold at least a majority of the outstanding voting securities in the entity surviving such transaction.

                  (c) MODIFICATION AND WAIVER. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                  (d) ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding such subject matter are merged into and superseded by this Agreement.

                  (e) SEVERABILITY. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  (f) NOTICES. All notices, consents or other communications hereunder shall be in writing, and shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

         If to SOFTBANK:

                           SOFTBANK Capital Partners LP
                           10 Langley Road, Suite 403
                           Newton Center, MA 02159

                           Attention:  Ron Fisher

                           Telephone:  (617) 558-6705
                           Facsimile:  (617) 928-9301

                       with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004

                           Attention:  Stephen A. Grant, Esq.

                           Telephone:  (212) 558-3504
                           Facsimile:  (212) 558-3588

                  If to the Company:

                           Webhire, Inc.
                           91 Hartwell Avenue, Applied Drive
                           Lexington, Massachusetts 02421

                           Attention:  Lars Perkins

                           Telephone:  (781) 869-5000
                           Facsimile:  (781) 869-5060

                       with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, MA 02104

                           Attention:  John J. Egan, P.C.

                           Telephone:  (617) 570-1514
                           Facsimile:  (617) 523-1231

or such other address as either party shall have designated by notice in writing to the other party given in the manner provided by this Section.

                  (g) PUBLICITY. Until six months following the Closing Date, SOFTBANK and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to approval by the other party, which will not be unreasonably withheld except as may be required by law.

                  (h) NO IMPLIED RIGHTS. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

                  (i) ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party except by SOFTBANK to an affiliate provided the assignee agrees to be bound by the terms of this Agreement as though named as an original party hereto.

                  (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  (k) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                      WEBHIRE, INC.



                                      By:
                                          -------------------------


                                      SOFTBANK CAPITAL PARTNERS LP


                                      By: SOFTBANK CAPITAL PARTNERS LLC,
                                                         General Partner


                                      By:
                                          -------------------------

                                  SCHEDULE 2(b)


     Pursuant to the terms of the Yahoo! Inc. and Webhire, Inc. Services Agreement, dated as of June 3, 1999, by and between Yahoo! Inc. and the Company (the "Yahoo Agreement"), in the event the Yahoo Agreement is renewed on its first anniversary for an additional year, the Company has agreed to issue to Yahoo, on June 3, 2000, a warrant to purchase an aggregate of up to one percent (1%) of the total number of outstanding shares of the Company's Common Stock as of June 3, 2000 at an exercise price equal to the average closing price of the Company's Common Stock for the thirty (30) trading days prior to June 3, 2000.

                               SCHEDULE 2(f)

         The Company has the following registered trademark:  Restrac.

         The Company has applied for the following trademark: Webhire.

         The Company has neither applied for nor been granted any patents. In addition, the Company does not have any registered copyrights though its software is subject to common law copyright protection.